EXHIBIT 10.3
Amended and Restated Employment Agreement
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 23rd, 2007 (“Effective Date”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and Lawrence Cohen (“Executive”) and amends and restates an employment agreement between the parties hereto dated August 5, 2005 (the “Original Employment Agreement”).
WITNESSETH
          WHEREAS, the Company desires to continue to employ Executive and in order to attract and retain the services of Executive, the Company is willing to provide certain severance and other benefits to the Executive as described herein; and
          WHEREAS, by reason of Executive’s employment with the Company, Executive will receive access to and possession of Company Confidential Information (as more fully set forth in Exhibit A), as shall exist from time to time; and
          WHEREAS, the Company and Executive each desire to make certain amendments and changes to the Original Employment Agreement to be reflected in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
          THE PARTIES AGREE AS FOLLOWS:
     1. Position and Duties.
          1.1 Title. During the term of this Agreement, Executive shall serve as the President, International Technidyne Corporation (“ITC”), a subsidiary of the Company, subject to policies of the Company and ITC and the terms and conditions of this Agreement. If there is any conflict between this Agreement and any written Company or ITC policy, this Agreement shall control.
          1.2 Duties. Executive agrees that he shall perform, to the best of his ability, the employment duties assigned to him by the Company, and shall devote his full time and attention, with undivided loyalty, to the business and affairs of the Company while employed pursuant to this Agreement. Executive shall report to the Chief Executive Officer of the Company.

     2. Compensation.
          2.1 Base Salary. Effective as of the date of this Agreement, the Executive shall receive for his services under this Agreement an annual base salary of three hundred thousand ($300,000) dollars.
          2.2 Annual Target Bonus. Executive will be eligible for an annual incentive bonus equal to a target amount of seventy (70%) percent of Executive’s base salary. Such annual incentive bonus shall be subject to the achievement of certain individual and corporate objectives, as shall be annually established by the Company’s Chief Executive Officer, as well as to the terms and conditions of the Company’s incentive compensation plan applicable to executive officers.
          2.3 Stock Options. Executive shall be eligible for periodic grants of stock options, as may be approved by the Board of Directors. Stock options must be exercised within the time period specified in the Option Agreement and the Company’s Stock Option Plan.
     3. Benefits.
          3.1 Benefits Generally. Executive shall be eligible to continue participate in such of the Company’s benefit plans as are generally available to senior officers of the Company, including, without limitation, medical, dental, life and disability insurance plans.
     4. Outside Employment.
          4.1 Other Affiliations. Executive shall not perform consultation or other services for any other company, corporation, or other commercial enterprise (other than for subsidiaries or affiliates of the Company), during the term of Executive’s employment under this Agreement, unless Executive has received written approval to do so from the Chief Executive Officer.
          4.2 Conflict of Interest. Executive warrants that (a) Executive is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights or Executive’s duties under this Agreement, and (b) this Agreement is not in conflict with Executive’s commitments to any party.
     5. Confidentiality. Executive warrants that he is obligated under the Company Employee Confidential Information and Inventions Agreement between the Company and Executive attached as Exhibit A hereto (the “ECII Agreement”) .
     6. Term. This Agreement shall have a term of four (4) years commencing on the effective date of the Original Employment Agreement, unless extended or terminated sooner in accordance with the terms provided herein.
     7. Separation Benefits.
          7.1 Employment At Will. Executive understands and agrees that employment with the Company is “at will”, which means that either Executive or the Company may, subject to the terms of this Agreement, terminate the employment relationship at any time with or without cause. The Company may terminate Executive’s employment for Cause or other than for Cause immediately upon notice to Executive. Executive may terminate his employment for any reason upon 30 days’ written notice to the Company of such termination. If this Agreement is terminated by the Company for Cause or by the Executive (except for “Good Reason” after a Change of Control), Executive shall receive no separation benefits or other severance benefits of any kind.
          7.2 Termination of Executive Without Cause. If the Executive’s employment is involuntarily terminated by the Company or ITC (other than for Cause), the Executive shall be paid a standard severance pay benefit equal to one (1) times the Executive’s then-current annual base salary. Such amount shall be payable in compliance with Section 7.11 in a cash lump sum as soon as reasonably practicable (as provided by law) after the Executive’s termination of employment and after the Executive executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
          7.3 Termination of Executive After a Change of Control or for Good Reason. Notwithstanding Section 7.2, if the Executive would otherwise have been entitled to benefits pursuant to Section 7.2 but his involuntary termination of employment by the Company or ITC occurs within eighteen (18) months after a Change of Control, or if the Executive terminates his employment with the Company or ITC for Good Reason during such period, the Executive shall be paid in lieu of the standard severance pay benefit described in Section 7.2 a Change of Control severance pay benefit equal to two (2) times the Executive’s then-current annual base salary plus two (2) times the greatest of (a) the target bonus for the year preceding the year in which the Executive’s termination occurs, (b) the actual bonus for such prior year, or (c) the target bonus for the year in which the termination of employment occurs. Such amounts shall be payable in compliance with Section 7.11, in a cash lump sum as soon as practicable (as provided by law) after the Executive’s termination of employment and after the Executive executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.
          7.4 COBRA Benefit. If the Executive is entitled to receive benefits pursuant to Section 7.2 or 7.3, and if the Executive elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as provided by the Company’s group health plan, then, in each of the first twelve (12) consecutive months following termination of employment that the Executive has not become employed by another company which offers health insurance generally comparable with that of the Company at the time of Executive’s termination, the Company shall pay in monthly payments at the beginning of each such month, an amount equal to the monthly amount paid by the Company immediately before termination of employment for the Executive’s health coverage
          7.5 Accelerated Vesting of Stock Options. In the event that the Executive is terminated for any of the reasons described in sections 7.2 or 7.3, in addition to any other right or privilege hereunder, any options to purchase Company common stock that have been granted to

Executive by the Company at any time prior to April 2007 that are outstanding, but not yet exercisable, in whole or in part, as of the effective date of such termination, shall become fully vested and exercisable effective on the last day of Executive’s employment with the Company and shall be otherwise exercisable in accordance with the terms of the stock option grant and applicable Company stock option plan.
          7.6 Definitions. For purposes hereof, the following terms have the following meanings:
               (a) “Cause” shall mean (A) the Executive’s material misappropriation of personal property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to the Executive or to members of the Executive’s family, (B) the Executive’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) the Executive’s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of the Executive’s duties and responsibilities as an Executive or continued neglect of the Executive’s duties to the Company (including its subsidiaries), or (D) the Executive’s continued willful or grossly negligent failure to comply with the lawful directions of the Company after there has been delivered to the Executive a written demand for performance from the Company that describes the basis for its belief that the Executive has not substantially performed the Executive’s duties and the Executive fails to cure such act or omission to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than five (5) business days following delivery of such written demand .
               (b) “Change of Control” shall mean the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or ITC representing fifty percent (50%) or more of the total voting power represented by the Company’s or ITC’s then outstanding voting securities; or (B) the consummation of a sale of substantially all of the Company’s or ITC’s assets; or (C) the consummation of a merger or consolidation of the Company or ITC with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company or ITC outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, ITC or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Company Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are directors of the Company as of February 15, 2007 or (y) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

               (c) “Good Reason” shall mean any material reduction in the duties or salary or bonus opportunity of the Executive or a requirement that the Executive work at a facility more than 50 miles from ITC’s then current corporate headquarters in New Jersey.
          7.7 Gross-Up for Excise Tax. In the event that any payment and any separation benefit or other benefit (including without limitation, any acceleration of Equity Units (as defined herein below)) payable or due to or for the benefit of, or received by or on behalf of, the Executive whether under this Agreement or otherwise (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain the full amount of the Payment without being reduced by the Excise Tax imposed upon the Payment. For avoidance of doubt, the Executive and the Company agree that this Section 7.7 shall not be interpreted to compensate the Executive for any other tax to which the Payment may be subject, including but not limited to income and employment taxes.
          7.8 Benefits Subject to Execution of Waiver of Claims. Executive shall not be entitled to receive any amount pursuant to this Section 7 unless Executive executes a release of claims in a form acceptable to the Company at the time specified by the Company and remains in compliance with all provisions of this Agreement.
          7.9 Acceleration of Stock Options and Stock Grants Upon A Change of Control. In the event of a Change of Control of the Company or ITC, any options to purchase Company common stock, shares of restricted stock or restricted stock units (collectively, “Equity Units”) that have been granted to the Executive by the Company that are outstanding, but not yet exercisable or as to which restrictions have not yet lapsed, in whole or in part, as of the effective date of such Change of Control, shall
               (a) with respect to all Equity Units granted to Executive prior to April 2007, become fully vested and exercisable and shall be otherwise exercisable in accordance with the terms of the stock option grant, restricted stock grant or restricted stock unit grant and applicable Thoratec stock option or incentive stock plan; and
               (b) with respect to all Equity Units granted to Executive during or subsequent to April 2007, if the Company terminates the employment of the Executive without Cause on or within eighteen (18) months after a Change of Control, or if the Executive terminates employment with the Company for Good Reason during such period, all such Equity Units shall become fully vested and exercisable and shall be otherwise exercisable in accordance with the terms of the stock option grant, restricted stock grant or restricted stock unit grant and applicable Company stock option or incentive stock plan.
          7.10 Exclusivity of Agreement. The benefits provided hereunder are in lieu of any other severance-type benefits provided by the Company or ITC under any other plan, agreement, arrangement or policy.

          7.11 Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, if the Company determines that any payment or benefit to be provided to the Executive by the Company pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if provided at the time otherwise required under this Agreement, then:
               (a) such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes; and
               (b) with respect to the provision of such benefit, for a period of six (6) months following the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes, Executive shall be responsible for the full cost of providing such benefits.
     8. Non-disparagement. Except as required by law or legal process, Executive agrees not to disparage any aspect of the Company, ITC or their successors or assigns, including but not limited to its officers, management, employees and products.
     9. Injunctive Relief. Executive acknowledges that damages will not be an adequate remedy in the event of a breach of any of Executive’s obligations under Sections 4, 5 or 8 of this Agreement. Executive therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach of this Agreement.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party. Any attempted assignment in contravention of this Section 10 shall be void.
     11. Notice. Any notice or communication under this Agreement shall be in writing and shall be given by personal delivery, facsimile or Unites States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three business days after the mailing if mailed, or upon receipt if delivered personally, or the first business day after transmission if sent by facsimile, to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation Attention: Vice President of Human Resources 6035 Stoneridge Drive

Pleasanton, CA 94588 Tel: (925) 847-8600, Fax: (925) 847-8574

If to Executive:	Lawrence Cohen c/o International Technidyne Corporation 20 Corporate Place South, Piscataway 08854 Telephone: 732-548-5700
     12. Survival of Certain Agreements. The covenants and agreements contained in Sections 5 and 8 of this Agreement shall be continuous and survive the termination of this Agreement and shall remain in full force and effect regardless of the cause of such termination.
     13. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15. Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
     16. Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the procedural and substantive laws of the State of California, without reference to principles of conflicts of law. The Executive hereby submits to the jurisdiction and venue of the courts of the State of New Jersey and the Federal Courts of the United States of America located within the County of Middlesex, New Jersey for purposes of any action relating to or arising out of this Agreement. The Executive further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to the Executive’s address as last appearing on the records of the Company.
     17. Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
     18. Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, local, and other withholdings and similar taxes and payments required by applicable law or regulation.
     19. Enforceability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
     20. Entire Agreement and Modifications. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive, on the one hand, and the Company and ITC, on the other, with regard to its subject matter, and supersedes and replaces in its entirety the Separation Benefits Agreement executed by Executive on February 15, 2005, the offer letter from the Company to Executive dated April 3, 2001 and the Original Employment Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.
     Advice of Counsel. Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as Executive deems appropriate in connection with this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date set forth in the first paragraph above.

THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

AGREED:
/s/ Lawrence Cohen
Lawrence Cohen

Exhibit A
Employee Confidential Information and Inventions Agreement
CONFLICT OF INTEREST AND INVENTIONS
     THIS AGREEMENT is made as of this 24 day of May, 2001, by and between INTERNATIONAL TECHNIDYNE CORPORATION, a New Jersey corporation with offices located at 8 Olsen Avenue, Edison, New Jersey 08820 (“Company”) and Lawrence Cohen, residing at 66 Leonard St. NYC, NY 10013 (“I”, “me” or “my”).
     I understand that Company is engaged in the development, manufacture and sale of various products and services relevant to the medical and health care industries.
     I further understand that Company’s standing and success (“goodwill”) in these industries has been achieved at a substantial cost and effort and vitally depends upon its confidential information and its relationships with its customers, suppliers and employees.
     I further understand that I am an incidental beneficiary of Company’s goodwill, since, because of that goodwill, Company is able to employ me as well as others.
     I further understand that irreparable harm would result to Company and its employees, including me, if Company’s goodwill were to be appropriated, diverted or impaired by any one or more employee(s), either during or after any termination of employment with Company.
     I further understand that it is in the best interests of Company and its employees, including me, for Company to make every effort to protect its goodwill, including by way of agreements such as this.
     Accordingly, in consideration and as a condition of my employment, or if now employed, the continuation of my employment with the Company, I agree as follows:
     1. I will not, prior to any termination of my employment with Company, for my own benefit or for the benefit of any other person or entity, directly or indirectly own, manage, be employed by, be a consultant to, engage in or assist in any way, regardless of whether or not for compensation, any other business, endeavor, activity or venture that is similar to or competitive with the business of Company.
     2. I will not, for a period of twelve (12) months after any termination of employment with Company, for my own benefit or for the benefit of any other person or entity, directly or indirectly contact, solicit, divert, take away or interfere with, or attempt to contact, solicit, divert, take away or interfere with, any person or entity who was a customer or supplier of Company on the effective date of termination of my employment or within the twelve (12) months immediately prior thereto.

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     3. I will not, for a period of twelve (12) months after any termination of employment with Company, for my own benefit or for the benefit of any other person or entity, directly or indirectly recruit, solicit, induce, entice, take away or interfere with, or attempt to recruit, solicit, induce, entice, take away or interfere with, any of the employees or independent contractors of Company.
     4. (a) I will keep confidential and will not disclose to any other person or entity or use for my own benefit or for the benefit of any other person or entity, either during or after my employment with Company, any confidential information of Company, except as required by my employment with Company or as authorized in writing by Company. For purposes of this agreement, “confidential information” means any information, regardless of its medium of expression (i.e., oral, written, electronic, samples and prototypes), concerning any matters affecting or relating to the existing or anticipated business or operations of Company and not in the public domain, including, but not limited to, the names, addresses and requirements of any of its customers or suppliers, the prices at which it obtains or has obtained raw materials or at which it sells or has sold its products, its profit or loss from operations, its business plans, its technical and financial information, and any information pertaining, referring or relating to design methods, uses of materials, manufacturing processes, product designs and specifications, ingredients, formulas and formulations.
          (b) I will not remove any confidential information or other tangible property of Company from its premises, except when and to the extent reasonably necessary in the ordinary course of conducting business on behalf of Company. Upon any termination of my employment with Company, I will immediately return all confidential information, and all copies, abstracts, summaries and compilations thereof and therefrom, regardless of by whom prepared, together with all other tangible property of Company, to Company.
     5. If any of the restrictions contained in this agreement are determined to be overly broad, as to duration or otherwise, so as to not permit enforcement of such restriction(s) to their full extent under applicable law, then such restriction(s) shall be deemed to be amended and reformed to permit enforcement to the fullest extent under applicable law.
     6. I understand that my employment with Company may be terminated by either me or Company at any time, with or without cause, as this agreement is not intended to alter the at-will relationship that otherwise exists between us.
     7. This agreement is binding on and shall inure to the benefit of Company and me and our respective successors, assigns, personal or legal representatives, and, as to Company, any parent, subsidiary or affiliated company and/or any person or entity who acquires Company or a majority interest in Company, whether by merger, acquisition of its assets or stock, or otherwise.

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     8. This agreement is governed by New Jersey law, without regard to any principles of choice of law.
     9. This document, consisting of three (3) pages, contains the final and complete understanding and agreement between Company and me concerning the matters set forth herein. All prior oral or written representations, understandings and agreements concerning the matters set forth herein are merged herein and superceded hereby. This agreement shall not be modified or amended, except in a further writing signed by both Company and me.
     10. I have had ample opportunity to review this agreement before signing it. I understand the provisions of this agreement. I am voluntarily entering into this agreement intending to be fully bound hereby.

ATTEST:	INTERNATIONAL TECHNIDYNE CORPORATION

/s/ Lawrence Cohen	By:
Lawrence Cohen		Steven D. Ward
(Printed or Typed Name)		Vice President, Finance and Administration

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